UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2012

IGLUE, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-54562	73-1602395
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1095 Budapest

Soroksari ut 94-96

Hungary

(Address of Principal Executive Offices)

+36-1-786-9783

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer; Director

On May 16, 2012, Mr. Peter Vasko resigned from his position as the sole member of the board of directors (the “Board”) of iGlue, Inc. (the “Company”) and as the Company’s Chief Executive Officer (collectively, the “Resignation), effective immediately. The Resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Chief Executive Officer; Director

On May 16, 2012, the Board of the Company appointed Mr. Peter Boros as the Company’s Chief Executive Officer and sole director of the Board, effective immediately. At this time the Company has not entered into an employment agreement with Mr. Boros.

Below is a description of Mr. Peter Boros’s relevant business experience:

Peter Boros, age 36, Chief Executive Officer, Director

Mr. Peter Boros is currently the Company’s Chief Executive Officer and director. In this role, Mr. Boros is responsible for the day to day operations of the Company. Since July 1, 2007, Mr. Boros has served as the Commercial Director of Co-Op Inc., a retail chain in Hungary. From 2000 to 2007, Mr. Boros was the manager of the Sales and Marketing Department of Co-Op Inc. Additionally, since 2006, Mr. Boros was the owner and operator of Co-Op Gyor, Inc., a grocery chain which was sold in 2011. In 1999, Mr. Boros graduated from the Budapest University of Economic Sciences. Due to the foregoing management and leadership experience, we believe Mr. Boros is qualified to serve as the sole member of the Board.

Employment Agreement

As previously disclosed above, the Company has not entered into an employment agreement with Mr. Peter Boros. The Company intends to enter into employment agreements with our executive officers as we expand our business operations.

Family Relationships

There is no family relationship between Mr. Boros and any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

17.1	Resignation Letter of Peter Vasko dated May 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGLUE, INC.

Date: May 22, 2012	By:	/s/ Zoltan Budy
Name: Zoltan Budy
Title: Chief Financial Officer